Exhibit 99.2
Erie Indemnity Company
Statements of Operations
(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$649,049	$551,666	$1,840,478	$1,584,213
Management fee revenue - administrative services	16,151	14,657	46,976	43,446
Administrative services reimbursement revenue	187,118	168,653	544,411	492,655
Service agreement revenue	6,620	6,260	19,408	19,175
Total operating revenue	858,938	741,236	2,451,273	2,139,489

Operating expenses
Cost of operations - policy issuance and renewal services	523,349	466,111	1,513,690	1,352,050
Cost of operations - administrative services	187,118	168,653	544,411	492,655
Total operating expenses	710,467	634,764	2,058,101	1,844,705
Operating income	148,471	106,472	393,172	294,784

Investment income
Net investment income	14,642	5,834	30,360	24,606
Net realized and unrealized investment losses	(2,227)	(6,230)	(9,246)	(23,833)
Net impairment losses recognized in earnings	(113)	(175)	(1,917)	(429)
Total investment income (loss)	12,302	(571)	19,197	344

Interest expense	—	115	—	2,009
Other income	3,001	562	9,643	1,372
Income before income taxes	163,774	106,348	422,012	294,491
Income tax expense	32,734	22,035	86,879	61,412
Net income	$131,040	$84,313	$335,133	$233,079

Net income per share
Class A common stock – basic	$2.81	$1.81	$7.20	$5.00
Class A common stock – diluted	$2.51	$1.61	$6.41	$4.46
Class B common stock – basic and diluted	$422	$272	$1,079	$751

Weighted average shares outstanding – Basic
Class A common stock	46,189,037	46,189,025	46,188,962	46,188,878
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,299,369	52,296,411	52,298,655	52,297,685
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.19	$1.11	$3.57	$3.33
Class B common stock	$178.50	$166.50	$535.50	$499.50

Erie Indemnity Company
Statements of Financial Position
(in thousands)

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$102,873	$142,090
Available-for-sale securities	69,822	24,267
Receivables from Erie Insurance Exchange and affiliates, net	620,683	524,937
Prepaid expenses and other current assets	71,480	79,201
Accrued investment income	8,968	8,301
Total current assets	873,826	778,796

Available-for-sale securities, net	845,415	870,394
Equity securities	79,516	72,560
Fixed assets, net	434,975	413,874
Agent loans, net	59,544	60,537
Defined benefit pension plan	65,163	0
Other assets	36,110	43,295
Total assets	$2,394,549	$2,239,456

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$357,614	$300,028
Agent bonuses	50,252	95,166
Accounts payable and accrued liabilities	165,797	165,915
Dividends payable	55,419	55,419
Contract liability	40,831	36,547
Deferred executive compensation	11,000	12,036
Total current liabilities	680,913	665,111

Defined benefit pension plans	27,744	51,224
Contract liability	19,653	17,895
Deferred executive compensation	18,547	13,724
Deferred income taxes, net	11,045	14,075
Other long-term liabilities	24,758	29,019
Total liabilities	782,660	791,048

Shareholders’ equity	1,611,889	1,448,408
Total liabilities and shareholders’ equity	$2,394,549	$2,239,456
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